Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

Strategic Environmental & Energy Resources, Inc. Reports 2014 Full Year and Fourth Quarter Results

Full Year Record Revenues of $17.3 Million Represents Growth of 49%

GOLDEN, Colo., April 9, 2015 – Strategic Environmental & Energy Resources, Inc. (SEER) (OTC: SENR), a provider of next-generation clean technologies, renewable fuel and waste management innovations, today announced results for its fourth quarter and full year ended December 31, 2014.

2014 Full Year Financial Highlights:

·	Full year 2014 revenues increased 49% to a record $17.29 million compared to $11.61 million in 2013
·	Industrial Cleaning segment (REGS) revenues increased 77% to a record $10.22 million compared to $5.78 million in 2013
·	Environmental Solutions segment (MV) revenues increased 28% to a record $4.30 million compared to $3.37 million in 2013
·	Modified EBITDA* excluding non-controlling interest was $840,800 compared to $207,600
·	Net Loss attributable to SEER common stockholders declined to $284,600 compared to $619,700
·	Total debt declined 28% to $497,700 from $637,050
·	Paragon Medical Waste Unit Placements resulted in up-front fees to SEER of $408,000

*Modified EBITDA is defined and reconciled to GAAP Net Income in tables below

Subsequent to Year-End Highlights:

·	Paragon established a Joint Venture Agreement with Xinhua Energy Environmental Technology Co., Ltd, for licensing, marketing, distribution and operation of CoronaLux™ equipment in Chinese territory
·	Paragon’s facility partner received final permitting from the City of Paramount, CA
·	Paragon Medical Waste Unit Placements resulted in up-front fees to SEER of approximately $322,000
·	MV Q1 2015 bookings of approximately $2.5M exceeds half of its full year 2014 revenues
·	REGS and Paragon received final permitting from the State of Wyoming for the CoronaLux™ VOC refinery unit to be installed as a stand-alone solution

"The strength in our services business continues to drive our financial results to new levels and indeed, we are pleased to report a record year in revenues for our company and another record quarter," commented J. John Combs III, Chairman and CEO of Strategic Environmental & Energy Resources. "Our industrial services unit, REGS, continues to operate at capacity and is exceeding projected financial performance at each of its locations. On the MV side, our quarterly and full-year performance reflects the strength in orders we saw throughout the year for our Hydrogen Sulfide Scrubber products, H2SPlus™ and OdorFilter™ and, while margins were somewhat down due to the proportion of media replacement revenue in the revenue mix, we are excited about the growth in this area and we anticipate multiple opportunities going forward for both revenue growth and strategic acquisitions. In fact, thus far in 2015, as we have announced, we have received multiple new orders for our landfill gas applications and other solutions in multiple states that total approximately $2.5M in the first quarter of this year. We expect to see robust sales during 2015."

"For the Paragon division, 2014 was a year of significant investment, initiating and completing permitting in various states, and responding to international marketing opportunities. We remain very confident that this solid waste and emissions destruction solutions will be a great source of future value for our shareholders. Subsequent to year-end, our California facility partner was given its final permit by the City of Paramount to operate our CoronaLux™ waste destruction unit and we expect to be operational there during the second quarter, 2015. There are a number of other Paragon units out in the field and opportunities, both domestically and abroad, that we believe will also begin to contribute more meaningfully to our results as final local-level permitting and other operating requirements are met in the next several quarters," Combs added.

Fourth Quarter Results

Total fourth quarter revenues of $5.38 million represented an increase of approximately $2.5 million, or 85%, compared to the same quarter last year. The increase was primarily a result of higher revenues from the Company’s Industrial Cleaning segment, REGS. This segment contributed $3.1million for the quarter, compared to $1.6 million in the same period in 2013. The Environmental Solutions (technology) segment revenue increased by 144% to approximately $1.53 million in the quarter; compared to $625,800 in Q4 of 2013, primarily a result of additional projects booked and delivered in 2014. Revenue from the Railcar Cleaning segment was $747,000 compared with $648,000 achieved in the fourth quarter of 2013. The Company’s Paragon subsidiary received $112,500 in non-refundable fees during the fourth quarter of 2014 in connection with the delivery of CoronaLux™ systems that are recognized as revenue ratably over the initial defined years pursuant to the respective agreements.

Total operating expenses in the fourth quarter of 2014 were $5.62 million, an increase of $2.32 million, or 70.3%, compared with the same quarter last year. Operating expenses consist of cost of goods sold and selling general and administrative expenses. Of the total increase of $2.32 million, $1.72 million is applicable to an increase in cost of goods sold due to an 85% increase in revenue compared to the fourth quarter of 2013. Selling, general and administrative expenses increased $605,000 compared to the fourth quarter of 2013. This increase in expenses was primarily attributed to increased marketing efforts, new personnel hiring and general growth expenditure to position the company for anticipated orders and associated installation and commissioning of both MV and Paragon systems.

Net loss, before non-controlling interest, for the fourth quarter ended December 31, 2014 was $253,300 compared to a net loss, before non-controlling interest, of $432,600 for the quarter ended December 31, 2013, an improvement of 40.1%.

The net loss attributable to SEER (after deducting $159,700 for the net loss attributable to the non-controlling interest) was $93,600 for the quarter ended December 31, 2014 compared with a net loss attributable to SEER of $360,300 (after deducting $72,200 in net loss attributable to the non-controlling interest) for the quarter ended December 31, 2013. The primary reason for the reduction of our net loss in 2014 compared to 2013 was the 85% increase in revenue offset by an increase in selling, general and administrative expenses.

Modified EBITDA excluding non-controlling interest was $136,300 for the quarter compared to $182,300 for the previous year’s period. Modified EBITDA excluding non-controlling interest for the year was $840,800 compared to $207,600 for the previous year.

Mr. Combs concluded, “We are very proud of last year’s performance across all divisions and believe we are very strategically positioned for continued growth in 2015, particularly in our technology divisions, both domestically and abroad. Our objectives and priorities for 2015 are to 1) sustain our services revenue growth, 2) aggressively pursue commissioning and commencement of Paragon operations domestically, 3) leverage our existing and new foreign opportunities for our CoronaLux™ systems, 4) continue our already successful MV marketing efforts focused on the growing landfill gas segment, 5) continue exploiting fugitive emission capture opportunities in the Colorado oil fields, and 6) aggressively pursue VOC gas destruction and tank bottom waste minimization in refineries.”

Conference Call Today:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 888-684-1259 if calling within the United States or 913-312-1430 if calling internationally. A replay will be available until April 16, 2015 which can be accessed by dialing 877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please use passcode 2925730 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company's corporate website at http://www.seer-corp.com.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Modified EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has three wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas (“Reach”). For more information about the Company visit: www.seer-corp.com

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning.  Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding future performance or fiscal projections, the cost effectiveness, impact and ability of the Company’s products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contacts:

At Strategic Environmental and Energy Solutions:	At Darrow Associates:
J. John Combs III	Peter Seltzberg, Managing Director
Chief Executive Officer	516-510-8768
720-460-3522	pseltzberg@darrowir.com

Numbers and figures were derived from the audited financial statements for the year ended December 31, 2013 and 2014. See accompanying notes

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31,
Current assets:	2014	2013
Cash	$229,200	$2,419,100
Cash – restricted	213,800	250,000
Accounts receivable, net of allowance for doubtful accounts
of $263,600 and $76,000, respectively	3,017,800	1,170,000
Costs and estimated earnings in excess billings on uncompleted contracts	61,100	78,500
Prepaid expenses and other current assets	202,500	275,400
Total current assets	3,724,400	4,193,000

Property and equipment, net	4,848,800	1,762,900
Intangible assets, net	371,400	379,500
Other assets	52,500	36,800

TOTAL ASSETS	$8,997,100	$6,372,200

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,675,900	$1,506,800
Accrued liabilities	925,700	924,200
Billings in excess of costs and estimated earnings on uncompleted contracts	308,500	170,300
Deferred revenue	456,600	—
Current portion of payroll taxes payable	947,700	250,600
Customer deposits	380,000	118,000
Current portion of notes payable and capital lease obligations	363,000	504,700
Notes payable - related parties, including accrued interest	73,800	136,900
Total current liabilities	5,131,200	3,611,500

Payroll taxes payable, net of current portion	—	720,800
Notes payable and capital lease obligations, net of current portion	60,900	48,100
Total liabilities	5,192,100	4,380,400

Commitments and contingencies

Stockholders’ Equity (Deficit):
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued		—
Common stock; $.001 par value; 70,000,000 shares authorized; 51,726,316 and	51,700	47,900
47,911,975 shares issued and outstanding 2014 and 2013, respectively
Common stock subscribed	50,000	50,000
Additional paid-in capital	17,108,100	14,597,700
Stock subscription receivable	(25,000)	(50,000)
Accumulated deficit	(12,499,800)	(12,215,200)
Total stockholders’ equity	4,685,000	2,430,400
Non-controlling interest	(880,000)	(438,600)
Total equity	3,805,000	1,991,800

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,997,100	$6,372,200

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,		For the three months ended December 31,

Revenue:	2014	2013	2014	2013
Products	4,302,500	3,375,600	1,528,100	625,800
Services	12,886,400	8,238,400	3,847,300	2,284,100
Solid waste	109,000	0	9,700	0
Total revenue	17,297,900	11,614,000	5,385,100	2,909,900

Operating expenses:
Products costs	3,155,500	2,288,200	1,125,900	446,800
Services costs	8,463,100	6,183,900	2,592,300	1,726,200
Solid waste costs	397,500	0	169,800	0
Selling, general and administrative expenses	5,969,200	3,889,900	1,732,000	1,127,500
Total operating expenses	17,985,300	12,362,000	5,620,000	3,300,500

Loss from operations	(687,400)	(748,000)	(234,900)	(390,600)

Other income (expense):
Interest income	0	4,000	0	0
Interest expense	(77,800)	(147,500)	(18,300)	(37,200)
Penalties and late fees	(3,700)	(13,100)	(3,700)	(13,100)
Gain on debt settlements	25,400	11,400	1,000	3,200
Other	17,500	34,600	2,700	5,100
Total non-operating expense, net	(38,600)	(110,600)	(18,300)	(42,000)

Net loss	(726,000)	(858,600)	(253,200)	(432,600)
Less: Net loss attributable to non-controlling interest	441,400	238,900	159,700	72,300
Net loss attributable to SEER common stockholders	(284,600)	(619,700)	(93,500)	(360,300)

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES

RECONCILIATION OF GAAP NET INCOME TO MODIFIED EBITDA

	Year Ended		Three Months Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Net income (loss)	$(726,000)	$(858,600)	$(253,300)	$(432,600)
Noncontrolling interest	441,400	238,900	159,700	72,300
Net income (loss) applicable to SEER	(284,600)	(619,700)	(93,600)	(360,300)

Interest	77,800	147,500	18,300	59,600
Depreciation and Amortization	494,600	373,200	136,900	97,400

EBITDA, including noncontrolling interest	287,800	(99,000)	61,600	(203,300)

stock based compensation (option comp, warrant comp, stock issued for services)	994,400	545,500	234,400	457,900

Modified EBITDA, including noncontrolling interest	1,282,200	446,500	296,000	254,600

EBITDA, excluding noncontrolling interest	(153,600)	(337,900)	(98,100)	(275,600)

Modified EBITDA, excluding noncontrolling interest	840,800	207,600	136,300	182,300